EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2022 Earnings Results – Announces Long-term Global Partnership with Vestas, Supply Agreement Extensions with GE, and Signed Lease Extension for Newton, Iowa Plant

SCOTTSDALE, Ariz., Nov. 03, 2022 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the third quarter ended September 30, 2022.

“In the third quarter, TPI delivered strong adjusted EBITDA growth and finished the quarter with a cash position of $129 million,” said Bill Siwek, President and CEO of TPI Composites. “We continue to focus on managing our cost structure and efficiently operating our facilities despite a challenging macro backdrop.”

“While the wind industry continues to face near-term challenges, we are working with our customers to be ready to address their capacity needs when demand comes back to the market. Since our last earnings call, we have agreed in principle to a long-term global partner framework agreement with Vestas that aims to provide flexibility and capacity for Vestas while enabling better facility utilization for us in the geographies that we serve Vestas. We have also signed an agreement with GE Renewable Energy that enabled us to secure a ten-year lease extension of our manufacturing facility in Newton, Iowa. Under the agreement, GE and TPI plan to develop competitive blade manufacturing options to best serve GE’s commitments in the U.S. market with production expected to start in 2024.   We have also agreed in principle with GE to extend all our lines in Mexico through 2025 and expect to finalize and execute the contract extensions before the end of this year. Finally, we extended our supply agreement with Enercon for two lines in Türkiye through 2025 and with Nordex for four lines in Türkiye through 2023.”

“Given the near term challenges the wind industry is facing, we are commencing multiple cost saving initiatives to better position us for 2023 and the long term, including optimizing our global manufacturing footprint, reducing headcount primarily in geographies most impacted by demand and reducing or eliminating loss-making operations. While a plan has not yet been initiated and therefore not finalized, we intend to cease production at our Yangzhou, China manufacturing facility in December 2022. We expect to record material restructuring and impairment charges during the three months ended December 31, 2022 with respect to closing this facility, additional headcount reductions in our other manufacturing facilities and corporate functions as well as actions related to loss-making operations. We expect these actions to result in structural cost reductions of approximately $20 million to be realized in 2023 and beyond while continuing to focus on operating efficiencies to drive annual productivity savings of over $20 million per year which we have consistently achieved over the past three years.”

“We remain confident that the mid to long-term prospects for wind energy outweigh any near-term challenges today and we are encouraged by the ongoing broad-based support for the Inflation Reduction Act in the United States and REPowerEU in Europe. Right now, our focus is to best position TPI for the long-term while dealing with the near-term challenges,” concluded Mr. Siwek.

KPIs	3Q’22	3Q’21
Sets[1]	740	830
Estimated megawatts[2]	3,164	3,395
Utilization[3]	80%	76%
Dedicated manufacturing lines[4]	43	54
Manufacturing lines installed[5]	43	54
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Third Quarter 2022 Financial Results

Net sales for the three months ended September 30, 2022, decreased 4.2% to $459.3 million as compared to $479.6 million in the same period in 2021 due to the following:

  Net sales of wind blades decreased by $25.7 million or 5.7% to $425.0 million for the three months ended September 30, 2022, as compared to $450.7 million in the same period in 2021. The decrease was primarily driven by an 11% decrease in the number of wind blades produced due to a temporary production stoppage in one of our Mexico plants as a customer implemented a blade redesign, a brief labor disruption in Türkiye as we worked with the union to resolve inflationary pressures on wages, as well as a reduction in manufacturing lines, transitions of existing lines and currency fluctuations, which were partially offset by a higher average sales price due to the mix of wind blade models produced and the impact of inflation on blade prices.
  Net sales from the manufacturing of precision molding and assembly systems were minimal in the quarter as the number of transitions and new line startups has moderated.
  Transportation sales increased approximately 55% during the three months ended September 30, 2022, as compared to the same period in 2021 primarily due to a 74% increase in volume of composite bus bodies, partially offset by a decrease in other transportation product sales due to changes in the mix of products.
  Field service, inspection and repair service sales increased 73% during the three months ended September 30, 2022, as compared to the same period in 2021, due to an increase in demand for such services.

Total cost of goods sold for the three months ended September 30, 2022, was $450.6 million and included $4.8 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended September 30, 2021, of $486.7 million and included $4.5 million of costs related to lines in startup and $10.0 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales decreased by 3.4% during the three months ended September 30, 2022, as compared to the same period in 2021, primarily due to net favorable currency fluctuations, reduced startup and transition costs, and improved operational efficiencies offset by continued operating challenges at our newest Matamoros, Mexico facility. The fluctuating U.S. dollar against the Turkish Lira, Euro, Chinese Renminbi and Mexican Peso had a favorable impact of 8.2% for the three months ended September 30, 2022, on consolidated cost of goods sold as compared to the same period in 2021.

Income taxes reflected a provision of $10.1 million for the three months ended September 30, 2022, as compared to a provision of $8.2 million for the same period in 2021. The increase in the provision was primarily due to the changes in the earnings mix by jurisdiction and a decrease in the U.S. valuation allowance.

Net loss before preferred stock dividends and accretion improved to a loss of $1.5 million for the three months ended September 30, 2022 from a loss of $30.7 million for the three months ended September 30, 2021. Including $14.9 million of preferred stock dividends and accretion, net loss attributable to common stockholders for the quarter was $16.4 million, compared to a net loss of $30.7 million in the same period in 2021.

The net loss per common share was $0.39 for the three months ended September 30, 2022, compared to net loss per common share of $0.83 for the three months ended September 30, 2021.

Adjusted EBITDA for the three months ended September 30, 2022 was $16.4 million as compared to $0.2 million during the same period in 2021. Adjusted EBITDA margin increased to 3.6% as compared to breakeven during the same period in 2021, primarily due to favorable foreign currency fluctuations, reduced startup and transition costs, and improved operating cost efficiencies as compared to the prior period, partially offset by the non-restructuring related operating costs that were associated with the three manufacturing locations where production has stopped and cost challenges at our newest facility in Matamoros.

Capital expenditures were $3.5 million for the three months ended September 30, 2022, as compared to $3.1 million during the same period in 2021. Our capital expenditures primarily relate to machinery and equipment and expansion and improvements to our existing facilities.

We ended the quarter with $129.1 million of unrestricted cash and cash equivalents, and net cash was $67.0 million as compared to net cash of $167.5 million as of December 31, 2021. We used $25.9 million of cash from operating activities primarily due to improving the health of our supply chain and timing impacts from the Türkiye labor disruption and the temporary production suspension in Mexico, and had negative free cash flow of $29.4 million. Net cash used in financing activities increased by $24.7 million for the three months ended September 30, 2022, as compared to the same period in 2021, primarily as a result of decreased borrowings and increased repayments on outstanding borrowings.

2022 Guidance

Guidance for the full year ending December 31, 2022:

Guidance	Full Year 2022
Dedicated Manufacturing Lines	43
Wind Blade Set Capacity	3,710
Utilization %	80% to 85%
Average Sales Price per Blade	$170,000 to $180,000
Capital Expenditures	$15 million to $20 million

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, November 3rd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-232-4484, or for international callers, 1-212-231-2921. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 22020922. The replay will be available until November 10, 2022. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$459,271	$479,599	$1,296,509	$1,343,120
Cost of sales	445,778	472,188	1,257,830	1,295,660
Startup and transition costs	4,821	14,541	30,411	38,994
Total cost of goods sold	450,599	486,729	1,288,241	1,334,654
Gross profit (loss)	8,672	(7,130)	8,268	8,466
General and administrative expenses	8,030	8,185	22,578	23,819
Loss on sale of assets and asset impairments	3,571	7,250	7,093	9,998
Restructuring charges, net	(87)	1,422	2,316	3,876
Loss from operations	(2,842)	(23,987)	(23,719)	(29,227)
Other income (expense):
Interest expense, net	(1,149)	(2,662)	(2,831)	(8,057)
Foreign currency income (loss)	11,362	3,958	21,458	(6,273)
Miscellaneous income	1,273	262	2,124	1,322
Total other income (expense)	11,486	1,558	20,751	(13,008)
Income (loss) before income taxes	8,644	(22,429)	(2,968)	(42,235)
Income tax provision	(10,111)	(8,248)	(19,809)	(30,036)
Net loss	(1,467)	(30,677)	(22,777)	(72,271)
Preferred stock dividends and accretion	(14,976)	-	(43,658)	-
Net loss attributable to common stockholders	$(16,443)	$(30,677)	$(66,435)	$(72,271)

Weighted-average common shares outstanding:
Basic	41,984	37,052	41,950	36,846
Diluted	41,984	37,052	41,950	36,846

Net loss per common share:
Basic	$(0.39)	$(0.83)	$(1.58)	$(1.96)
Diluted	$(0.39)	$(0.83)	$(1.58)	$(1.96)

Non-GAAP Measures (unaudited):
EBITDA	$20,519	$(6,478)	$34,038	$3,221
Adjusted EBITDA	16,365	179	32,770	30,635

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$129,137	$242,165
Restricted cash	9,822	10,053
Accounts receivable	184,029	157,804
Contract assets	211,726	188,323
Prepaid expenses	21,230	19,280
Other current assets	27,140	22,584
Inventories	15,110	11,533
Assets held for sale	8,529	8,529
Total current assets	606,723	660,271
Property, plant and equipment, net	157,391	169,578
Operating lease right of use assets	147,081	137,192
Other noncurrent assets	39,171	40,660
Total assets	$950,366	$1,007,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$308,915	$336,697
Accrued warranty	20,212	42,020
Current maturities of long-term debt	60,894	66,438
Current operating lease liabilities	21,372	22,681
Contract liabilities	-	1,274
Total current liabilities	411,393	469,110
Noncurrent liabilities:
Long-term debt, net of current maturities	1,227	8,208
Noncurrent operating lease liabilities	133,098	146,479
Other noncurrent liabilities	15,739	10,978
Total liabilities	561,457	634,775
Total mezzanine equity	294,632	250,974
Total stockholders’ equity	94,277	121,952
Total liabilities and stockholders’ equity	$950,366	$1,007,701

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Net cash used in operating activities	$(25,934)	$(24,986)	$(85,095)	$(28,241)
Net cash used in investing activities	(3,482)	(3,079)	(11,492)	(30,138)
Net cash provided by (used in) financing activities	(139)	24,578	(12,865)	48,280
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	4,842	(616)	(3,807)	(939)
Cash, cash equivalents and restricted cash, beginning of year	163,672	123,261	252,218	130,196
Cash, cash equivalents and restricted cash, end of period	$138,959	$119,158	$138,959	$119,158

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net loss attributable to common stockholders	$(16,443)	$(30,677)	$(66,435)	$(72,271)
Preferred stock dividends and accretion	14,976	-	43,658	-
Net loss	(1,467)	(30,677)	(22,777)	(72,271)
Adjustments:
Depreciation and amortization	10,726	13,289	34,175	37,399
Interest expense, net	1,149	2,662	2,831	8,057
Preferred stock dividends and accretion	10,111	8,248	19,809	30,036
EBITDA	20,519	(6,478)	34,038	3,221
Share-based compensation expense	3,724	1,943	10,781	7,267
Foreign currency loss (income)	(11,362)	(3,958)	(21,458)	6,273
Loss on sale of assets and asset impairments	3,571	7,250	7,093	9,998
Restructuring charges, net	(87)	1,422	2,316	3,876
Adjusted EBITDA	$16,365	$179	$32,770	$30,635

Net debt is reconciled as follows:			September 30,	December 31,
(in thousands)			2022	2021
Cash and cash equivalents			$129,137	$242,165
Less total debt			(62,121)	(74,646)
Net cash			$67,016	$167,519

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Net cash used in operating activities	$(25,934)	$(24,986)	$(85,095)	$(28,241)
Less capital expenditures	(3,482)	(3,079)	(11,492)	(30,138)
Free cash flow	$(29,416)	$(28,065)	$(96,587)	$(58,379)